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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                  Commission File Number 0-29634

      (Check One)

      [ ] Form 10-K and Form 10-KSB   [ ] Form 11-K

      [ ] Form 20-F [X] Form 10-Q [ ] Form N-SAR

      For Period ended September 30, 1999
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      [ ] Transition Report on Form 10-K and Form 10-KSB

      [ ] Transition Report on Form 20-F

      [ ] Transition Report on Form 11-K

      [ ] Transition Report on Form 10-Q and Form 10-QSB

      [ ] Transition Report on Form N-SAR

      For the transition period ended
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      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A
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                                     PART I
                             REGISTRANT INFORMATION

      Full name of registrant  Fundtech Ltd.
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      Former name if applicable   N/A
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      Address of principal executive office (Street and number)
                                                               -----------------
  12 Ha'hilazon Street
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      City, state and zip code   Ramat Gan 52522, Israel
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850591 v. 1
                                    12b25-2

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                                     PART II
                             RULE 12B-25(B) AND (C)

       If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]     (b) The subject annual report, semi-annual report, transition report on
            Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]     (c) The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

       State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, N-SAR, or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

                           SEE ANNEX A ATTACHED HERETO

                                     PART IV
                                OTHER INFORMATION

       (1) Name and telephone number of person to contact in regard to this notification.

              Michael S. Hyman                     (201)           946-1100
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                     (Name)                     (Area Code)  (Telephone Number)

       (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  [X] Yes [ ] No

       (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [X] Yes [ ] No

       If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                  Fundtech Ltd.
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                  (Name of registrant as Specified in Charter)

       Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date       11/16/99         By /s/ Michael Carus
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                                    12b25-2
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                                                                         ANNEX A
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PART III - NARRATIVE

      As a result of a technical problem the registrant has encountered delay in preparing its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999.















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